UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2014

TRINITY PLACE HOLDINGS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-8546	22-2465228
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Syms Way Secaucus, NJ (Address of Principal Executive Offices)	07094 (Zip Code)

Registrant’s telephone number, including area code: (201) 902-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 16, 2014, the U.S. Bankruptcy Court for the District of Delaware (the “Court”) entered an order (the “Amended Order”) approving a settlement with, and sale of the lease of the One Syms Way, Secaucus, New Jersey location (the “Secaucus Lease”) of Trinity Place Holdings Inc. (the “Company”) to ASG Equities Secaucus LLC (“ASG”), pursuant to that certain Assignment of Ground Lease, General Assignment and Bill of Sale, by and between the Company and ASG (the “Agreement”), for an aggregate purchase price of $29.0 million.  The assignment and sale of the Secaucus Lease to ASG closed on May 20, 2014.

Pursuant to a related settlement between the Company, ASG, the landlord 99 Hudson TIC II LLC and Hartz Mountain Industries Inc. (the “Settlement Order”) (a) ASG will pay $1.25 million to the landlord to resolve certain cure disputes concerning rent under the Secaucus Lease and (b) the $1.25 million held in a reserve account for the cure disputes with the landlord will be released to the Company.

The foregoing descriptions of the Amended Order, Agreement and Settlement Order are qualified in their entirety by reference to the full text of the Amended Order, Agreement and Settlement Order, copies of which are filed herewith as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, to this Current Report on Form 8-K, and are incorporated herein by reference.

Item 8.01 Other Events

In connection with the transactions described above, the Company entered into a short term lease with ASG following which it will move its headquarters to Midtown Manhattan, as previously announced, in June.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description of Exhibit

10.1	Amended Order Pursuant to 11 U.S.C. §§ 105(a), 363, and 365 and Fed. R. Bankr. P. 9019, the Plan and Confirmation Order (i) Approving Settlement (ii) Authorizing Assumption and Assignment of Unexpired Lease of Non-Residential Real Property Located at One Syms Way, Secaucus, New Jersey and (iii) Granting Related Relief.

10.2	Assignment of Ground Lease, General Assignment and Bill of Sale, dated as of May 20, 2014.

10.3	Order Approving Stipulation and Settlement Agreement By and Among the Reorganized Debtors, ASG Equities Secaucus LLC, and the Hartz Entities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Place Holdings Inc.

By:	/s/ Richard G. Pyontek
Name: Richard G. Pyontek
Title: Chief Financial Officer

Dated: May 22, 2014